UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 27, 2020
BioTelemetry, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55039	46-2568498
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Cedar Hollow Road
Malvern,	Pennsylvania	19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BEAT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On January 27, 2020, BioTelemetry, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with Truist Bank (successor to SunTrust Bank) as agent (the “Agent”) for the lenders (the “Lenders”), and as issuing bank and swingline lender, which amends and restates the Credit Agreement entered into by the parties on July 12, 2017 (the “Existing Credit Agreement”).

Pursuant to the New Credit Agreement, the Lenders agreed to provide the Company a $400,000,000 senior secured revolving credit facility. The proceeds of the revolving facility will be used to refinance indebtedness under the Existing Credit Agreement and to fund future acquisitions, investments, working capital and general corporate purposes. The Company may increase commitments to the revolving facility or establish new incremental term loans at any time on or before the final maturity date of the revolving facility, which is January 27, 2025.

The loans bear interest at an annual rate, at the election of the Company, of (i) LIBOR plus the applicable margin and (ii) the base rate (which is the highest of the “prime lending rate” as determined by the Agent, the federal funds rate plus one-half of one percent per year, and the one-month LIBOR index rate plus one percent per year) plus the applicable margin; provided that interest on swingline loans will bear interest at the base rate plus applicable margin. The applicable margin is determined by reference to the Company’s Total Net Leverage Ratio, as defined in the New Credit Agreement. Under the Existing Credit Agreement, the applicable margin was 1.5% for LIBOR loans and the unused commitment fee was 0.2%. Under the New Credit Agreement, the applicable margin is 1.125% for LIBOR loans, and the unused commitment fee is 0.175%.

The New Credit Agreement contains customary affirmative and financial covenants regarding the operations of the Company’s business and customary negative covenants that, among other things, limit the ability of the Company to incur additional indebtedness, grant certain liens, make certain investments, merge or consolidate, make certain restricted payments and engage in certain asset dispositions, including a sale of all, or substantially all, of its property.

The New Credit Agreement contains events of default that entitle the Lenders to declare a default and accelerate the Company’s obligations under the New Credit Agreement and require repayment of the amounts outstanding and increase the applicable finance charge or interest rate by an additional 2.0% per annum. These events of default include, among others, any breach of payment obligations or covenants, defaults in payment of other outstanding debt, material misrepresentations, events constituting a material adverse change, and bankruptcy and insolvency defaults. Upon the occurrence of a bankruptcy or insolvency default and after giving effect to any applicable grace periods in the New Credit Agreement, the loans immediately become due and payable without demand, notice or legal process of any kind.

The loans are secured by substantially all of the real and personal property of the Company and its subsidiaries and by a pledge of the capital stock of the Company’s U.S. based subsidiaries as well as a pledge of 65% of the capital stock of its first-tier material foreign subsidiaries.

The foregoing summary of the New Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Amended and Restated Credit Agreement, dated as of January 27, 2020, by and among BioTelemetry, Inc. and Truist Bank (successor to SunTrust Bank), as agent for the lenders and swingline lender.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioTelemetry, Inc.

Dated: January 28, 2020	By:	/s/ Heather C. Getz

		Name:	Heather C. Getz
		Title:	Executive Vice President and Chief Financial and Administrative Officer